Exhibit 10.4

Kokua Bonus Plan

Overview:
The objective of the Kokua Bonus Plan (the “Plan”) is to motivate and reward performing eligible employees for their contributions to salesforce.com’s (the “Company”) success by aligning the goals of each employee with those of the Company.

Effective Date:
This Plan is amended and restated effective February 1, 2014. This Plan replaces or supersedes all previous Kokua bonus plan documents, plan descriptions, and Kokua bonus practices under which employees were previously eligible; provided, however, that amounts earned but unpaid under such previous plans shall be paid in accordance with their terms.

Bonus Period:
The Plan period coincides with the Company’s fiscal year from February 1st to January 31st (“Bonus Period”) and, subject to the Section 409A provisions below, bonuses under the Plan (“Bonus Awards”) will be paid at times determined at the sole discretion of the Company. Previous timing of Bonus payments does not dictate timing of future bonus payments, if any.

Eligibility:
Unless the Administrator determines otherwise with respect to an employee, an employee is eligible to participate in the Plan if the employee meets all of the criteria listed below. In order for an employee to be eligible to receive any Bonus Award under this Plan, the employee must:

◦	Be an active, regular, full-time, part-time or fixed term employee of the Company (or Company subsidiary or affiliate)

◦	Be an employee on the Company’s (or a Company subsidiary’s or Company affiliate’s) payroll on the date of the bonus payment(s)

◦	Be performing at or above their leadership’s expectations

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Not be on a commission, departmental bonus, Management by Objective, or ExactTarget bonus plan, or other bonus or incentive compensation plan or arrangement designated by the Administrator, in each case, unless otherwise approved prior to the date the bonus payment(s) is distributed by the Administrator (as defined below)

◦
Have submitted, through such means as determined by the Company, his or her V2MOM (or other employee individual performance objectives, if so determined by the Administrator) for the applicable fiscal year (beginning for fiscal year 2015) by the applicable deadline established by the Company, unless the Administrator determines that such submission will not be required for the employee (including through a waiver of such requirement at any time prior to the payment date of a Bonus Amount, if any, to the applicable employee for the applicable Company fiscal year). Notwithstanding the foregoing, unless and until the Administrator determines otherwise, an employee on a Company-approved leave of absence during such times as determined by the Company (for purposes of clarity, a Company-approved leave of absence does not include paid-time off, vacation, sabbatical, or similar time off arrangements), shall not be subject to such submission requirements. If the Administrator determines otherwise pursuant to the prior sentence, such V2MOM (or other applicable employee individual performance objectives) submission requirements as the Administrator determines shall apply instead.

Plan Components
The Plan is comprised of two components: Company performance and individual performance objectives.

Company Performance
Company Performance is based on the Company’s achievement of its primary objectives which may include, but are not limited to bookings, customer attrition, non-GAAP operating income, revenue, and operating cash flow, in each case as determined by the Company in its sole discretion. The components of Company Performance are described in greater detail below in relation to the funding of the “Pools” (as defined below). After the close of the Company’s fiscal year, a “Corporate Multiplier” will be assigned based on the level of Company Performance.

Individual Performance Objectives
At the beginning of each Company fiscal year, each eligible employee, along with his/her manager, will establish key Individual Performance Objectives, with the final Individual Performance Objectives for an eligible employee to be determined by the eligible employee’s manager. Individual Performance Objectives can be any combination of individual objectives, developmental areas, and career development. They may include project completion, operational targets, financial targets, or any other quantifiable goal relating to the Company’s V2MOM and the employee’s individual performance. The eligible employee along with his/her manager may periodically review the objectives to evaluate, update, and/or validate them, in each case subject to the terms of the Plan. After the close of the Company’s fiscal year, if the applicable Pool (as defined below) is funded, each employee will be assigned an Individual Multiplier based on such employee’s levels of achievement of his or her Individual Performance Objectives and other factors as described below.

Funding of the Kokua Bonus Pool
For each Bonus Period, the Company shall create three Kokua Bonus Pools (together, the “Pools” and each, a “Pool”), each of which are funded based on the achievement of Company Performance (as indicated based on the Corporate Multiplier) for the applicable primary objectives for the Bonus Period. The three pools will be for 1) Director level (including Senior Director and any other categories of Director) and below positions (the “Director & Below Pool”), for which, until and unless changed by the Company, the Company Performance primary objectives shall be based on bookings and customer attrition for the applicable Bonus Period; 2) Vice President and above positions (excluding Section 16 Officers)(the “VP & Above Pool”), for which, until and unless changed by the Company, the Company Performance primary objectives shall be bookings, customer attrition and non-GAAP operating income for the applicable Bonus Period; and 3) the Company’s Section 16 Officers (the “Section 16 Officer Pool”) for which, until and unless changed by the Company, the Company Performance primary objectives shall be non-GAAP operating income, revenue, and operating cash flow for the applicable Bonus Period. For purposes of the Plan, “Section 16 Officer” means an employee of the Company (or its affiliate) who is subject to Section 16 of the Securities Exchange Act of 1934, as amended.

The objectives set forth above and the funding of the Pools are subject to approval by the Administrator. The Administrator may increase or decrease (including to zero) the funding of any Pool. The Pools are intended to represent discrete bonus funding allocations for those levels. However, in the sole discretion, and subject to the approval of, the Administrator, funding of the Section 16 Officer Pool and VP & Above Pool may be decreased and all or a portion of the decrease may be shifted to the Director & Below Pool.

Subject to the discretion of the Administrator as described in the Plan, a minimal level of achievement must be obtained by the Company to fund the Pools. The minimum level of performance necessary to fund the Pools will be determined by the Administrator in its sole discretion. Once the Company achieves its minimum performance, the Pools will continue to be funded as the Company’s performance increases until the Company’s maximum goals under the Plan are achieved. Notwithstanding the foregoing, until and unless changed by the Administrator, the maximum corporate funding multiplier for the Section 16 Officer Pool is set at 100%, and the maximum corporate funding multiplier for the VP & Above Pool and the Director & Below Pool is 110%.

Target Bonus
The “Target Bonus” under the Plan for any eligible employee for a Bonus Period is a percentage of his or her Eligible Earnings, based upon salary grade, as set by the Administrator. The Administrator may modify an eligible employee’s Target Bonus for a Bonus Period at any time prior to the end of such Bonus Period. “Eligible Earnings” shall include base salary, retroactive pay, PTO, floaters, holiday pay, overtime and double time, and all leave of absence pay. To determine the dollar amount of an employee’s Target Bonus under the Plan, multiply the employee’s Eligible Earnings by his or her Target Bonus percentage.

Awarding Bonuses
Subject to the discretion of the Administrator as described in the Plan, the amount of an eligible employee’s Bonus Award, if any, is determined based on the level of funding (if any) of the Pools as indicated by the Corporate Multiplier, the employee’s Individual Multiplier, the employee’s Target Bonus, and date of hire. When, and if, the Pools fund, designated managers will recommend an Individual Multiplier for an eligible employee based on the employee’s achievement of Individual Performance Objectives, the allocated Pool for the Bonus Period, date of hire, and any other matters at their sole discretion. The fact and amount of a Bonus Award, if any, is at the sole discretion of the Administrator and may be less than, equal to or greater than the employee’s Target Bonus or the amount that would otherwise result based on the Individual Multiplier recommended by their manager and may vary from employee to employee.

Notwithstanding anything herein to the contrary, and subject to any continued employment requirements of the Plan, during a Bonus Period, the Administrator may, in its discretion, choose to pay all or a portion of a then-current employee’s Target Bonus for the Bonus Period without regard to whether the applicable Pool has been funded or Company Performance Objectives or Individual Performance Objectives have been achieved and without regard to the Corporate Multiplier or Individual Multiplier assigned. For purposes of clarity, if such a Bonus Award is paid, the Administrator may determine that any later Bonus Award for such Bonus Period will be reduced by all or a portion of the amount of the earlier payment.

Except as provided above, an employee who does not meet his or her Individual Performance Objectives will not receive any Bonus Award under this Plan.

Bonus Award payments are subject to the approval of the Administrator. The Administrator retains the right to increase, decrease or eliminate an individual Bonus Award or to increase, decrease or eliminate Bonus Awards collectively as deemed necessary or appropriate.

All Bonus Awards paid under the Plan will be subject to all applicable tax withholdings.

Pro-Rated Bonus Awards
For employees hired after February 1st of the Bonus Period, Bonus Awards, if any, will be pro-rated based on the Eligible Earnings paid during eligibility for the Plan. Employees who leave the Company and are re-hired within the same Bonus Period may be eligible to receive a pro-rated Bonus Award based solely on the employee’s re-hire date.

Leaves of Absence
Employees who are on a leave of absence during the Bonus Period may be eligible for a Bonus Award provided they have been actively employed during the Bonus Period and performing at an acceptable level, the applicable Pool has funded, and the employee is an active employee of the Company (or a Company subsidiary or Company affiliate) when Bonus Awards are paid.

Promotions/Transfers
Employees who transfer into or out of a Plan-eligible job may be eligible for a pro-rated Bonus Award based on the period of time spent in the Kokua Bonus Plan-eligible position provided they have been actively employed during the Bonus Period and performing at an acceptable level, the relevant Pool has funded, and they are an active employee of the Company (or a Company subsidiary or Company affiliate) when bonuses are paid.

If any employee transfers from one Plan-eligible position to another Plan-eligible position (with a higher, lower, or same Target Bonus), the employee’s Bonus Award, if any, will be calculated based on the employee’s pro-rated Target Bonus and Eligible Earnings in each position at the end of the applicable Bonus Period, and then applying the Corporate Multiplier and Individual Multiplier as provided under the Plan, subject to the discretion of the Administrator as described in the Plan. The pro-rated Target Bonus for each Plan-eligible position will be determined based on the number of months during the Bonus Period the employee spent in that position.

Employees who transfer from one country payroll to another will be paid in accordance with the mobility practice in place at the time, and in accordance with applicable local laws.

Termination of Employment
Unless otherwise provided by applicable law, an employee who ceases employment with the Company (and the Company’s subsidiaries and affiliates) for any reason prior to the date bonuses are paid will not be eligible for and will not earn any Bonus Award. In the case of death, permanent disability or exceptional circumstances, deviations from eligibility under the Plan may be approved and reviewed by the SVP, Employee Success on a case-by-case basis; provided that any deviation with respect to a Section 16 Officer must be approved by the Compensation Committee.

Administrator
The Plan will be administered by the Administrator. The “Administrator” means, with respect to a Section 16 Officer and the Section 16 Officer Pool, the Compensation Committee of our Board of Directors (the “Compensation Committee”). With respect to all other employees and the VP & Above Pool and Director & Below Pool, the “Administrator” means individually or collectively, the Company’s Chief Executive Officer and/or the Company’s Chief Financial Officer and/or the Executive Committee of the Company; provided, however, that the Compensation Committee may, at any time, may elect to act in whole or in part in the capacity of Administrator.

The Administrator, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more members of the Company’s Board of Directors and/or one or more officers or employees of the Company. If the Administrator delegates any authority for the administration of the Plan, the term “Administrator” shall include the individuals delegated such authority with respect to such authority.

Section 409A: Bonuses under the Plan will be paid as soon as practicable following the end of the applicable Bonus Period to which such bonus relates. In no event will bonuses, if any, under the Plan be paid later than the fifteenth (15th) day of the third (3rd) month following the end of the Company fiscal year in which the applicable Bonus Period to which such bonus relates began. It is intended that all bonuses payable under this Plan will be exempt from the requirements of “Section 409A” (as defined below) pursuant to the “short-term deferral” exemption or, in the alternative, comply with the requirements of Section 409A so that none of the payments and benefits to be provided under this Plan will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein shall be interpreted to so comply or be exempt. Each payment and benefit payable under this Plan is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Company may, in good faith and without the consent of any participant, make any amendments to this Plan and take such reasonable actions which it deems necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to the participant. “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder, as they may be amended or modified from time to time, and any applicable state law equivalents.

Modification, Interpretation, and/or Termination of the Plan
The Plan, as set forth in this document, represents the general guidelines the Company intends to utilize to determine what Bonus Award payments, if any, will be paid. The Company reserves the right to modify or terminate the Plan at its sole discretion, at any time, with or without written notification; provided that any modification or termination impacting a Section 16 Officer must be approved by the Compensation Committee. This right to modify or terminate may be triggered by many factors. The Administrator shall have the full power and authority to interpret and administer the Plan and shall be the sole arbiter of all manners of interpretation and application of the Plan. All determinations and decisions made by the Administrator or any delegate of the Administrator pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

The existence of, or an employee’s eligibility for, this Plan shall not be deemed to give the employee the right to be retained in the employ of the Company and shall not change employees’ at-will employment status, where applicable. The Plan is strictly non-contractual and does not form part of any employee’s terms and conditions of employment, or part of any employee’s employment contract. The Plan will not be deemed to constitute a contract of employment with any participating employee, nor be deemed to be consideration for the employment of any participant.